ZEUUS

Monday, 06 September 2021

PRIVATE AND CONFIDENTIAL

Att: Mr Khamis Buharoon Al Shamsi

Appointment as a Non-Executive Director of ZEUUS Inc (the *Company*)

This letter confirms your appointment on 06 September 2021 as a Non-Executive Director of the Company (the ***Appointment***) and outlines the terms of the Appointment.

Appointment

1. The Appointment is for a term of one year ending on 06 September 2022 (the ***Termination Date***). Unless the Appointment is renewed on or prior to the Termination Date, you undertake to resign as a Director of the Company immediately after the Termination Date. The Appointment will be subject to the Company's Articles of Association (a copy of which has been provided to you) and any necessary resolution of shareholders.

2. Notwithstanding the other provisions of this letter, the Appointment may be terminated at any time by the Company in accordance with the Company"s Articles of Association or the Companies Act 1985, or upon your resignation. Upon such termination or resignation for any reason, you shall not be entitled to any damages for loss of office and no fee will be payable to you in respect of any unexpired portion of the term of the Appointment.

Email: info@zeuus.com

Ph: +1 888 60 ZEUUS

Website: www.zeuus.com

9th Floor, 31 West 27th St.
New York, NY 10001
USA

ZEUUS

3. During the Appointment you may be asked to serve on one or more of the Board committees including Audit, Nomination and Remuneration Committees and you have been provided with copies of the terms of reference for each of those committees.

4. You are considered to be an independent Non-Executive Director and will be identified as such in the annual report and other documentation. If circumstances change, and you believe that your independence may be in doubt, you should discuss this with the Chairman as soon as practicable.

Time commitment

5. The Company anticipates a time commitment of not less than 20 days per year, but you are aware that the nature of the role makes it impossible to be specific about the time commitment. This will include attendance at regular and emergency Board meetings, the annual strategy meeting, held normally overseas and the AGM, held normally in February each year at a venue in New York. You may also be required to attend regular meetings of any Board committee of which you are a member. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

6. By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role.

Email: info@zeuus.com
Ph: +1 888 00 ZEUUS

Website: www.zeuus.com
9th Floor, 31 West 27th St,
New York, NY 10001
USA

ZEUUS

Role

7. As a Non-Executive Director you have the same general legal responsibilities to the Company as any other Director.

8. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs. The Board:

- provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;
- sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and
- sets the Company's values and standards and ensures that its obligations to its shareholders and others are understood and met.

9. In addition to these requirements of all Directors, the role of the Non-Executive has the following key elements:

- **Strategy:** Non-Executive Directors should constructively challenge and contribute to the development of strategy;
- **Performance:** Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

ZEUUS

- **Risk:** Non-executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and
- **People:** Non-executive Directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Remuneration

10. You will be paid a fee of $75,000 to be paid by way of shares issuance at the current market value as per the end of the trading day of 06 September 2021. This remuneratio will be subject to an annual review by the Board. The fee is inclusive of your position as a Non-Executive director.

Board meetings, the annual strategy meeting, held normally overseas and the AGM, held normally in February each year at a venue in New York. You may also be required to attend regular meetings of any Board committee of which you are a member. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

11. You will have no entitlement to any bonus during the Appointment and no entitlement to participate in any share scheme or pension scheme operated by the Company.

ZEUUS

Expenses

12. In addition to the fee described in 10 above, the Company will reimburse you for all reasonable and properly documented expenses you incur in performing your role. You should submit any details of expenses incurred to the Company Secretary.

13. During the Appointment, circumstances may arise in the furtherance of your duties as a Director when it will be appropriate for you to seek advice from independent advisors at the Company's expense. A copy of the Board's agreed procedure under which directors may obtain such independent advice is available from the Company Secretary. The Company will reimburse the full cost of expenditure incurred in accordance with this policy.

Other directorships and business interests

14. The Company acknowledges that you have business interests other than those of the Company and that you have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as they become apparent.

15. During the Appointment you must consult with the Chairman prior to accepting any other (or further) directorships of publicly quoted companies or any major external appointments.

ZEUUS

Code of conduct

16. During the Appointment you will comply with any relevant regulations as may be issued by the United States of America SEC rules and laws, including its Model Code for Securities Transactions by Directors of Listed Companies and such other requirements as the Board of Directors may from time to time specify.

Confidentiality

17. You must apply the highest standards of confidentiality and not disclose to any person or company (whether during the course of the Appointment or at any time after its termination) any confidential information concerning the Company and any Group Companies with which you come into contact by virtue of your position as a Non-Executive Director of the Company.

18. Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary

19. On termination of the Appointment you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company or any Group Company which are in your possession, custody or power by virtue of your position as a Non-Executive Director of the Company. The Company is able to arrange the disposal of papers that you no longer require.

ZEUUS

Review process

20. The performance of individual Directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chairman as soon as is appropriate.

Insurance

21. The Company has directors' and officers' liability insurance and it is intended to maintain such cover for the full term of the Appointment. You have been provided with details of this insurance.

For the purposes of this letter **ZEUUS Inc** shall mean the Company and any of its subsidiaries or holding companies from time to time (and any other subsidiary of any of its holding companies), and holding company and subsidiary shall be as defined in section 736 Companies Act 1985.

This appointment letter constitutes neither a contract for services nor a service contract.

Email: info@zeuus.com
Ph: +1 888 GO ZEUUS

Website: www.zeuus.com
9th Floor, 31 West 27th St,
New York, NY 10001
USA

ZEUUS

Please confirm your agreement to the above by signing and returning to me the enclosed duplicate of this letter.

Yours sincerely,

For and on behalf of **ZEUUS Inc**

Bassam Al Mutawa,
Chairman of the Board & President
ZEUUS Inc

/s/ Bassam Al Mutawa

For and on behalf of **Mr Khamis Buharoon Al Shamsi**

/s/ Khamis Buharoon Al Shamsi

Non-executive Director